EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Announces Receipt of Partial Termination for Convenience on its U.S. Government ZBV Military Trailer Order

Contract Now Valued at $39.3 Million; U.S. Government to Issue Solicitation to Re-compete the Remaining Requirement

BILLERICA, Mass. — Feb. 23, 2009 — American Science and Engineering, Inc. (AS&E®) (NASDAQ: ASEI), a leading worldwide supplier of innovative X-ray detection solutions, announced today that it has received a Partial Termination for Convenience from the U.S. government involving its procurement of ZBV Military Trailers™ (ZBV Mil Trailer™) from AS&E. On January 15, 2009, AS&E announced it had received a $67.1 million contract from the U.S. government for a significant quantity of ZBV Mil Trailers — a ruggedized trailer version of the Company’s patented, top-selling Z Backscatter Van™ (ZBV™). As a result of the Partial Termination for Convenience, AS&E will realize $39.3 million of the original value of the contract. The U.S. government will issue an expedited solicitation for the remaining requirements to fulfill its immediate counterterrorism field requirements.

Termination for Convenience is a standard clause in government contracts which gives the government the right to terminate the contract in whole or part, when the government determines that it is in its best interest, and this without fault of the contractor.

“We are confident in our unique Z Backscatter™ product offering and look forward to participating and ultimately prevailing in the U.S. government’s expedited competition for the remaining requirements,” said Anthony Fabiano, AS&E’s President and CEO. “We believe the ruggedized ZBV Mil Trailer is the best solution to the U.S. government to fulfill its critical mission to secure checkpoints and borders from vehicle-borne explosives and other high-risk contraband.”

About ZBV Military Trailer

Designed and developed with the support of the U.S. government, the ZBV Mil Trailer is ideal for screening vehicles for car and truck bombs and is easily relocatable in mission-critical areas. A ruggedized version of the Z Backscatter Van, the ZBV Mil Trailer is an X-ray screening system built onto a standard military trailer. Security officials can use the ZBV Mil Trailer for screening vehicles, containers, and other cargo for terrorist threats and contraband — simply by towing the trailer past the subjects, or by remaining stationary while vehicles drive past the trailer. The system employs AS&E’s patented Z Backscatter technology, which produces photo-like images of the contents of a container or vehicle, highlighting organic materials such as explosives and other high-risk materials.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), HM Revenue & Customs (U.K.), Hong Kong Customs, and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.